Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration statement (Form S-8 No.333-212942) pertaining to an employee benefit plan of ILG, Inc.,
(2)	Registration statement (Form S-8 No. 333-186932) pertaining to an employee benefit plan of ILG, Inc., and
(3)	Registration statement (Form S-8 No. 333-188727) pertaining to an employee benefit plan of ILG, Inc.;

of our report dated February 28, 2018, except for the retrospective changes for revenue described in Note 2 and the subsequent events described in Note 27, as to which the date is June 5, 2018, with respect to the consolidated financial statements and schedule of ILG, Inc. and subsidiaries included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida
June 5, 2018